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                                                                     EXHIBIT 3.1

                               COPY OF THE CHARTER

                                       OF

                     THE TRAVELERS LIFE AND ANNUITY COMPANY

                              Hartford, Connecticut

                                  AS EFFECTIVE

                                 April 10, 1990

                                     CHARTER
                                       OF
                     THE TRAVELERS LIFE AND ANNUITY COMPANY

Section 1. J. Doyle De Witt, Sterling T. Tooker and Millard Bartels with such other persons as may be associated with them, their successors and assigns, are created a body politic and corporate by the name of the The Travelers Life and Annuity Company and under that name shall have all the powers granted by the general statutes, as now enacted or hereafter amended, to corporations formed under the Stock Corporation Act.

Section 2. The corporation shall have to the power to write life insurance, endowments and annuities, and to issue policies and contracts therfor with benefits payable and fixed or variable amounts, or both; to accept and to cede reinsurance of any such risks or hazards; and to issue policies and contracts either with or without participation in profits. The corporation is authorized to exercise the powers herein granted in any state, territory or jurisdiction of the United States or in any foreign country.

Section 3. The authorized capital of the corporation shall be ten million dollars divided into one hundred thousand shares of common capital stock with a par value of one hundred dollars each.

Section 4. The business, property and affairs of the corporation shall be managed by the chief executive officer and his delegated officers under the direction of the Board of Directors. The Board of Directors shall be charged with the following responsibilities and duties: selection, surveillance and removal of the chief executive officer and, subject to the provisions of any applicable by-laws, other corporate officers; provision of periodic statements to the shareholders concerning the operation and financial status of the corporation; amendment of the charted and by laws; authorization or approval of major acquisitions and dispositions of assets; authorization or approval of mergers, consolidations and reorganizations; the taking of action with respect to the issuance, acquisition, retirement or cancellation, redemption or determination of terms, limitations and relative rights and preferences of the corporation's capital stock or any class thereof; the incurrence of major corporate indebtedness; declaration of dividends with respect to outstanding shares of the corporation's capital stock; action with respect to the dissolution of the corporation; and such other responsibilities and duties as may be required by law. The number of directorships shall be fixed in the by-laws. The number of directorships so fixed shall be filled by an election of directors at each annual meeting of the shareholders to serve until the next annual meeting or until their respective successors shall be elected and shall qualify, except as provided in the Connecticut Stock Corporation Act.

Section 5. The incorporators named in Section 1 of this act shall form the corporation in the manner provided for specially chartered corporations in the Stock Corporation Act.

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Section 6. The personal liability to the corporation or its shareholders of a person who is or was a director of the corporation for monetary damages for breach of duty as a director shall be limited to the amount of the compensation received by the director for serving the corporation during the year of the violation if such breach did not (a) involve a knowing and capable violation of law by the director, (b) enable the director or an associate, as defined in subdivision (3) of Section 33-374d of the Connecticut Stock Corporation Act as in effect on the effective date hereof or as it may be amended from time to time, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the corporation, or (e) create liability under Section 33-321 of the Connecticut Stock Corporation Act as in effect on the effective date hereof or as it may be amended from time to time. This
Section 6 shall not limit or preclude the liability of a person who is or was a director for any act or omission occurring prior to the effective date hereof on the date of filing of a Certificate of Amendment amending the Charter of the corporation with the Secretary of the State of Connecticut. The personal liability of a person who is or was a director to the corporation or its shareholders for breach of duty as a director shall further be limited to the full extent allowed by the Connecticut Stock Corporation Act as it may be amended from time to time. Any lawful repeal or modification of this Section 6 or the adoption of any provision inconsistent herewith by the Board of Directors and the shareholders of the corporation shall not, with respect to a person who is or was a director, adversely affect any limitation of liability, right or protection existing at or prior to the effective date of such repeal, modification or adoption of a provision inconsistent herewith.